Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference to the Registration Statement on Form S-8 pertaining to the Non-Plan Stock Option Agreement of ev3 Inc., of our reports dated March 12, 2008, with respect to the consolidated financial statements and schedule of ev3 Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of ev3 Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
May 28, 2008